Exhibit 99.2

A Letter from Chris Allexandre, President and CEO

Navitas 2.0: ‘Breaking the AI Infrastructure Power Wall’

To Our Shareholders, Customers and Partners,

Today marks an important milestone for Navitas as we complete the acquisition of Claros and take another significant step forward in our Navitas 2.0 transformation.

AI is fundamentally reshaping the requirements for power infrastructure. As AI data centers move toward megawatt-scale racks and next-generation xPUs require thousands of amps delivered with unprecedented speed and precision, traditional power architectures are reaching their limits. We call this the AI Infrastructure Power Wall, and Navitas 2.0 is focused on breaking it.

Navitas 2.0 is focused on high-power, high-growth markets, with AI infrastructure at the center of our strategy. By combining our leadership in GaN and high-voltage and ultra-high-voltage SiC with Claros’ Integrated Voltage Regulator (IVR) technology, we are building a differentiated power platform that addresses the complete Grid-to-xPU architecture, from the electrical grid and emerging 800 VDC infrastructure to the critical final stage of power delivery directly to the processor.

Claros is an important addition as rapidly increasing xPU power creates a fundamental shift in how power must be delivered. Claros’ IVR technology stack integrates power, control and passives to enable next-generation Vertical Power Delivery (VPD) and Embedded Power Delivery (EPD) architectures. Packaged Integrated Voltage Regulator (pIVR) and Embedded Integrated Voltage Regulator (eIVR) products, move power conversion closer to the xPU, enabling higher efficiency, faster transient response and greater power density, while the modular PowerArray™ architecture is designed to scale with the increasing power and current requirements of next-generation AI processors.

For our customers, this expands our ability to address the AI power architecture with a complementary portfolio of GaN, HV/UHV SiC and IVR technologies. It also deepens our engagement with hyperscalers and AI power-platform providers as the industry transitions toward 800 VDC, higher-density power conversion and next-generation xPU power delivery.

For our shareholders, the acquisition significantly expands Navitas’ long-term opportunity. We expect Claros to add at least $3.5 billion to our identified 2030 serviceable available market (SAM), more than doubling our total identified SAM to over $8 billion when combined with our existing GaN and HV/UHV SiC opportunity and new JFET technology.

This acquisition is about more than completing a transaction. It is about building the technology portfolio, customer relationships and market position to power the next era of AI infrastructure.

Navitas 2.0 brings together GaN, HV/UHV SiC and IVR technologies with a clear objective: ‘Breaking the AI Infrastructure Power Wall’ and enabling the next generation of AI computing from Grid-to-xPU.

We are excited to welcome the Claros team to Navitas and look forward to creating value for our customers and shareholders as we build the next chapter of Navitas together.

Chris Allexandre

President and Chief Executive Officer

Navitas Semiconductor